EXHIBIT (4)(c)

FORM OF POLICY RIDER

(5 FOR LIFE – GROWTH – WITHOUT DEATH BENEFIT)

Home Office located at:
4, Manhattanville Road, Purchase, New York 10577
Adm. Office located at:
4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499
A Stock Company (Hereafter called the Company, we, our or us)	(319) 398–8511

GUARANTEED MINIMUM WITHDRAWAL BENEFIT

PLUS GROWTH RIDER

This rider is issued as a part of the policy (contract) to which it is attached. Policy refers to the individual policy if the rider is attached to an individual annuity.

Rider Data Specification

Policy Number:	07 – 12345
Rider Date:	09–01–2005
Growth Rate Percentage:	5.00%
“For Life” Withdrawal Percentage:*	5.00%
Rider Fee Percentage:	0.60%

*	If the annuitant is not yet 59 on the rider date, then this percentage will be zero until the January 1st following the annuitant’s 59th birthday.

ARTICLE I

This benefit provides a minimum withdrawal benefit that guarantees, upon election, a series of withdrawals from the contract equal to the “For Life” Withdrawal Percentage shown above of the benefit base. The benefit base is established for the sole purpose of determining the minimum withdrawal benefit and is not used in calculating the cash surrender benefit or other guaranteed benefits.

This rider will terminate upon the annuitant’s death, if you surrender your policy, elect to upgrade (as described in Article III of this rider), or elect to receive annuity payments under your policy. This rider will also terminate if the policy to which this rider is attached is assigned or if the owner is changed without our approval.

You can terminate this rider any time after the third rider anniversary. Termination of the rider will result in the loss of all benefits provided by the rider.

If you elect this rider, 100% of your policy value must be in one or more of the designated funds (shown on the application which is attached and made part of the policy). You can generally transfer between the designated funds as permitted under your policy; however, you cannot make transfers as provided for in the policy to a non-designated fund while this rider is in force. After the third rider anniversary, if you wish to make a transfer to a non-designated fund, this rider must be terminated prior to making the transfer.

A rider fee will be deducted on each rider anniversary and upon rider termination as described below.

DEFINITIONS:

Terms used that are not defined in this rider shall have the same meaning as those in your policy.

Gross Partial Withdrawal

The amount which will be deducted from your policy value as a result of each partial withdrawal.

Maximum Annual Withdrawal Amount

The maximum amount you may withdraw, under this rider, each year regardless of the policy value until the death of the annuitant.

Rider Anniversary

The anniversary of the rider date.

Rider Fee

The rider fee is the rider fee percentage referenced above, multiplied by the total withdrawal base at the time the fee is deducted. This fee will be deducted from each subaccount in proportion to the amount of policy value in that subaccount on each rider anniversary. A portion of this fee will also be deducted when the rider is terminated based on the number of days that have elapsed since it was last deducted.

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ARTICLE I CONTINUED

Rider Year

Each twelve–month period following the rider date.

Total Withdrawal Base

The total withdrawal base on the rider date is equal to the policy value (less any premium enhancements, if the rider is added in the first policy year).

The total withdrawal base during the growth period (as described in “Growth Benefit and Growth Period” in Article II) is equal to:

A)	the total withdrawal base on the rider date; plus

B)	any premiums added during the growth period,

C)	all of which are accumulated daily to the end of the growth period at an annual effective rate equal to the growth rate percentage shown on page 1.

The total withdrawal base after the growth period is equal to:

A)	the total withdrawal base at the end of the growth period, plus

B)	any premiums added after the growth period; less

C)	any adjustments for withdrawals (as described under “Total Withdrawal Base Adjustments” below) including the withdrawal at the end of the growth period, if any.

ARTICLE II

GROWTH BENEFIT AND GROWTH PERIOD

The total withdrawal base will accumulate, using the growth rate percentage shown in the Rider Data Specifications, as described in Article I. The growth period is the period of time from the rider date until the earlier of the first withdrawal or the [10th] rider anniversary.

FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT

Under this rider, we guarantee that you can withdraw up to the maximum annual withdrawal amount each year, regardless of the policy value, until the annuitant’s death.

Withdrawals will reduce the policy value of the policy to which this rider is attached. Once the policy value equals zero, you cannot make subsequent premium payments and all other policy features, benefits and guarantees are terminated except those provided by this rider. Withdrawals guaranteed by this rider can be continued by selecting an amount and frequency of payment in a manner acceptable to us. Once the payment amount and frequency are established, they cannot be changed and no additional withdrawals will be paid.

We guarantee that you may withdraw up to the maximum annual withdrawal amount each year regardless of the policy value until the annuitant’s death. Any amount you withdraw in excess of the maximum annual withdrawal amount may impact the total withdrawal base, and minimum remaining withdrawal amount on a greater than dollar–for–dollar basis.

Example (Based on a 5% “For Life” withdrawal percentage)

Assume you are the owner and annuitant and make a single premium payment of $100,000 when you are 60 years old. Assume you do not make any withdrawals or additional premium payments. Assume that after ten rider years, your policy value has declined to $50,000 solely because of negative investment performance. You could still withdraw up to $8,144 each rider year for the rest of your life (assuming that you do not withdraw more that $8,144 in any one rider year).

Please see the Appendix attached to this rider which illustrates the withdrawal benefit.

The Guaranteed Minimum Withdrawal Benefit can only be taken as a withdrawal benefit and it does not increase the policy value.

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ARTICLE II CONTINUED

Maximum Annual Withdrawal Amount

On the rider date the maximum annual withdrawal amount will be equal to the greater of 1 and 2 where:

1)	is A multiplied by B multiplied by C where:

A)	is the total withdrawal base on the rider date,

B)	is the “For Life” withdrawal percentage shown on page 1. If the annuitant is not yet 59 on the rider date, this percentage will be equal to 0%, and

C)	is equal to the number of days between the rider date and January 1st of the next calendar year, divided by the number of days in the current calendar year.

2)	is an amount equal to the minimum required distribution amount (based on the premium paid to the policy to which this rider is attached) for the current calendar year using the annuitants age only if all of the following are true:

A)	the policy to which this rider is attached is a tax–qualified policy for which IRS minimum required distributions are required,

B)	the minimum required distributions do not start prior to the annuitant’s attained age 70 1/2,

C)	the minimum required distributions are based on either the Uniform Lifetime table or the Joint Life and Last Survivor Expectancy table,

D)	the minimum required distributions are based on age of the living annuitant. The minimum required distributions can not be based on the age of someone who is deceased,

E)	the minimum required distributions are based only on the policy to which this rider is attached, and

F)	the minimum required distributions are only for the current calendar year. Amounts carried over from past calendar years are not considered.

If any of the above are not true, then 2) is equal to zero and it is not available as a maximum annual withdrawal amount.

An amount in addition to the amount described in 2 above, may need to be taken to satisfy minimum required distributions, in certain situations. Such additional withdrawal amount will be considered an excess gross partial withdrawal (as described under “Total Withdrawal Base Adjustments” below).

On January 1st of each subsequent calendar year following the rider date, the maximum annual withdrawal amount will be reset equal to the greater of 1 and 2 where:

1)	is A multiplied by B where:

A)	is the total withdrawal base as of this date, and

B)	is the “For Life” withdrawal percentage shown on page 1. If the annuitant is not yet 59 on January 1st of the current calendar year, this percentage will be equal to 0%.

2)	is an amount equal to the minimum required distribution amount for the policy for the current calendar year using the annuitant’s age only if all of the following are true:

A)	the policy to which this rider is attached is a tax–qualified policy for which IRS minimum required distributions are required,

B)	the minimum required distributions do not start prior to the annuitant’s attained age 70 1/2,

C)	the minimum required distributions are based on either the Uniform Lifetime table or the Joint Life and Last Survivor Expectancy table,

D)	the minimum required distributions are based on age of the living annuitant. The minimum required distributions can not be based on the age of someone who is deceased,

E)	the minimum required distributions are based only on the policy to which this rider is attached, and

F)	the minimum required distributions are only for the current calendar year. Amounts carried over from past calendar years are not considered.

If any of the above are not true, then 2) is equal to zero and the minimum required distribution is not available as a maximum annual withdrawal amount.

An amount in addition to the amount described in 2 above, may need to be taken to satisfy minimum required distributions. Such additional withdrawal amount will be considered an excess gross partial withdrawal (as described under “Total Withdrawal Base Adjustments” below).

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ARTICLE II CONTINUED

Total Withdrawal Base Adjustments

Gross partial withdrawals up to the maximum annual withdrawal amount will not reduce the total withdrawal base. Gross partial withdrawals in excess of the maximum annual withdrawal amount will reduce the total withdrawal base by the greater of:

1)	the excess gross partial withdrawal amount; and

2)	the result of (A divided by B), multiplied by C, where:

A	is the excess gross partial withdrawal (the amount in excess of the maximum annual withdrawal amount remaining prior to the withdrawal);

B	is the policy value after the maximum annual withdrawal amount has been withdrawn, but prior to the withdrawal of the excess amount; and

C	is the total withdrawal base prior to the withdrawal of the excess amount.

Please see the Appendix attached to this rider which illustrates the withdrawal benefit.

Designated Funds

If you elect this rider, you must allocate 100% of your initial premium payment and any subsequent premium payments into one or more of the designated funds. You can generally transfer between the designated funds as permitted under your policy.

ARTICLE III

CONTINUATION

In the case of spousal joint owners where one spouse is the annuitant, if the spouse who is not the annuitant dies and the surviving spouse is the sole beneficiary, the surviving spouse may elect to continue the policy and rider.

In the case of non–spousal joint owners where an owner who is not the annuitant dies, the surviving owner (who is also the sole designated beneficiary) may elect to receive lifetime income payments instead of receiving any benefits applicable to the policy. The lifetime income payments must begin no later than 1 year after the owner’s death and will be equal to the maximum annual withdrawal amount divided by the number of payments made per year. Once the payments begin, no additional premium payments will be accepted and no additional withdrawals will be paid.

RIDER UPGRADE

You may elect, in writing, to upgrade the total withdrawal base to the policy value, after the third rider anniversary, subject to the age restrictions on the new rider. If an upgrade is elected, this rider will terminate and a new rider with the same features will be issued with a new rider date. The new rider will have its own Growth Rate Percentage which may be lower than this rider’s Growth Rate Percentage. The new rider will also have its own Rider Fee Percentage which may be higher than this rider’s rider fee percentage.

At the time of upgrade, the maximum annual withdrawal amounts will be recalculated based on the new total withdrawal base.

The new rider effective date will be the date the Company receives all information necessary, in a written form acceptable to the Company, to process the upgrade. The Company currently allows an upgrade at any time after the third rider anniversary. After your fourth rider anniversary, the Company reserves the right to limit upgrade requests to 30 calendar days after each rider anniversary.

Signed for us at our home office.

SECRETARY	PRESIDENT

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APPENDIX

EXAMPLE OF EFFECT OF WITHDRAWALS ON RIDER BENEFITS

The following examples illustrate the effect of withdrawals on Rider benefits. Inherent in the rider is a growth benefit, by which the total withdrawal base will accumulate, using the growth rate percentage shown in the Rider Data Specifications, as described in Article I. The growth period is the period of time from the rider date until the earlier of the first withdrawal or the 10th rider anniversary.

Scenario 1:

The initial Total Withdrawal Base is $100,000.00. For this example, no withdrawals are taken during the first 10 rider years. Withdrawals equal to the maximum annual withdrawal amount for the 5% For Life Withdrawal Guarantee are assumed at the end of rider years 10 and 11. For this example, hypothetical policy values prior to each withdrawal are assumed to be $165,000.00 at the end of year 10 and $155,000.00 at the end of year 11.

The effects on the 5% For Life Withdrawal Guarantee are shown in succession in this example. Assume the rider is added to the policy on 7/2/2004 and the age of the annuitant is 59 years old.

ADJUSTED PARTIAL WITHDRAWAL CALCULATIONS FOR GUARANTEED MINIMUM WITHDRAWAL BENEFIT:

Total Withdrawal Base. Gross partial withdrawals up to the maximum annual withdrawal amount will not reduce the total withdrawal base. Gross partial withdrawals in excess of the maximum annual withdrawal amount will reduce the total withdrawal base by the greater of the excess gross partial withdrawal amount or pro rata.

When a withdrawal is taken, two parts of the guaranteed minimum withdrawal benefit can be effected:

1.	Total withdrawal base (TWB)

2.	Maximum annual withdrawal amount (MAWA)

Effects on 5% “For Life” MRWA, TWB, and MAWA:

Last day of Rider Year 10:

TWB = $100,000.00 * 1.05 to the power of (3652/365) = $162,933.02

   (since 3652 days have passed during the 10 years, assuming the passage of 2 leap years)

MAWA = 5% Withdrawal (WD) would be $8,146.65 (5% of TWB $162,933.02)

Assumed WD = $8,146.65

Excess withdrawal (EWD) = $0.00

Assumed Policy Value (PV) = $165,000.00

Is any portion of the total withdrawal greater than the maximum annual withdrawal amount?

No.

Result.	Since the withdrawal is equal to the minimum annual withdrawal amount, the total withdrawal base will stay at $162,933.02.

Last Day of Rider Year 11:

TWB = $162,933.02

MRWA = $91,853.35

MAWA = 5% WD would be $8,146.65 (5% of TWB $162,933.02)

Assumed WD = $8,146.65

Excess withdrawal (EWD) = $0.00

Assumed Policy Value (PV) = $155,000.00

Is any portion of the total withdrawal greater than the maximum annual withdrawal amount?

No.

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Scenario 2:

The Initial Total Withdrawal Base is $100,000.00. For this example, no withdrawals are taken during the first 10 rider years. A withdrawal greater than the maximum annual withdrawal amount for the 5% For Life Withdrawal Guarantee is assumed at the end of rider year 10. A withdrawal equal to the Minimum Required Distribution (MRD) is assumed at the end of calendar year 11. For this example, hypothetical policy values prior to each withdrawal are assumed to be $130,000.00 at the end of rider year 10, and $85,000.00 at the end of calendar year 11.

The effects on the 5% For Life Withdrawal Guarantee are shown in succession in this example. Assume the rider is added to the policy on 7/2/2004 and the age of the annuitant is 59 years old. Minimum Required Distribution begins in year 11 for this example since they are required by age 70 1/2.

ADJUSTED PARTIAL WITHDRAWAL CALCULATIONS FOR GUARANTEED MINIMUM WITHDRAWAL BENEFIT:

Total Withdrawal Base. Gross partial withdrawals up to the maximum annual withdrawal amount will not reduce the total withdrawal base. Gross partial withdrawals in excess of the maximum annual withdrawal amount will reduce the total withdrawal base pro rata. The amount of the reduction due to the excess withdrawal is equal to the greater of:

1.	The excess gross partial withdrawal amount; and

2.	The result of (A / B) * C, where:

A	is the excess gross partial withdrawal (the amount in excess of the maximum annual withdrawal amount remaining prior to the withdrawal);

B	is the policy value after the maximum annual withdrawal amount has been withdrawn, but prior to the withdrawal of the excess amount; and

C	is the total withdrawal base prior to the withdrawal of the excess amount.

When a withdrawal is taken, two parts of the guaranteed minimum withdrawal benefit can be affected:

1.	Total withdrawal base (TWB)

2.	Maximum annual withdrawal amount (MAWA)

Effects on 5% “For Life” MRWA, TWB, and MAWA:

Last Day of Rider Year 10:

TWB = $100,000.00 * 1.05 to the power of (3652/365) = $162,933.02

   (since 3652 days have passed during the 10 years, assuming the passage of 2 leap years)

MAWA = 5% WD would be $8,146.65 (5% of TWB $162,933.02)

Assumed WD = $15,000.00

Excess withdrawal (EWD) = $6,853.35 ($15,000.00 – $8,146.65)

Assumed Policy Value (PV) = $130,000.00

“For Life” total withdrawal base after WD:

Step One.	The total withdrawal base is only reduced by amount of the excess or the pro rata amount if greater.

Step Two.	Calculate how much the total withdrawal base is effected by the excess withdrawal.

1.	The formula is (EWD / (PV – MAWA)) * TWB before any adjustments

2.	($6,853.35 / ($130,000 – $8,146.65)) * $162,933.02 = $9,163.78

Step Three.	Which is larger, the actual $6,853.35 excess withdrawal or the $9,163.78 pro rata amount?

$9,163.78 pro rata amount

Step Four.	What is the new total withdrawal base upon which the maximum annual withdrawal amount is based?
$162,933.02 – $9,163.78 = $153,769.24

Result.	The new “For Life” total withdrawal base is $153,769.24.

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“For Life” maximum annual withdrawal amount after WD:

Because the “For Life” total withdrawal base was adjusted (due to excess withdrawal), we have to calculate a new maximum annual withdrawal amount for the 5% “For Life” guarantee that will be available starting on the calendar anniversary.

Step One.	What is the “For Life” maximum annual withdrawal amount for the beginning of calendar year 11?

$153,769.24 (total withdrawal base at the beginning of calendar year 2) * 5% = $7,688.46

Result.	Beginning in calendar year 11, the maximum you can take out in the rider year is $7,688.46 annually without causing an excess withdrawal for the “For Life” guarantee and further reduction of the “For Life” guarantee.

Last day of Calendar Year 11:

TWB = $153,769.24

Assumed MRD = $8,000.00

MAWA = 5% WD would be $7,688.46 (5% of TWB $153,769.24), maximum of MRD and 5% of TWB is the $8,000.00 MRD

Assumed WD = $8,000.00

Excess withdrawal (EWD) = 0

Assumed PV = $85,000.00

Is any portion of the total withdrawal greater than the maximum annual withdrawal amount?

No.

Result.	Beginning in calendar year 12, the total withdrawal base will stay at $153,769.24.

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